December 12, 2011

Dear Stockholder:

Inland American’s performance continues to improve despite the economy, a volatile stock market, the European debt crisis, poor job growth, and national budget concerns.  For the first nine months of 2011, our revenue, lease renewals, and cash flow from operations have all increased over the same time period for 2010.

Our quality acquisitions have helped improve our results, and give us an opportunity to enhance our portfolio and maximize returns to our stockholders.  So far in 2011, we have acquired approximately $450 million in new assets.  Below are two examples of properties we added to our portfolio in 2011:

Victory Lakes Town Center – League City, Texas

This property was purchased in October 2011 for just over $46 million.  It is located in a growing, affluent suburb of Houston and adds over 367,000 sq. ft. to our portfolio.  The necessity-based center is currently 90% occupied and is experiencing high leasing activity.

CY Fair Town Center – Houston, Texas

This property was purchased in October 2011 for just over $53 million and is part of a larger complex already owned by Inland American.  This property adds over 177,000 sq. ft. to our portfolio and is 100% occupied.  The high quality tenant lineup includes Kroger, Kohl’s, Dick’s Sporting Goods, Ross Dress for Less, Best Buy, Staples, TJMaxx and Cinemark.

Estimated Value of Our Shares

Inland American will announce an estimated per share value later this month.  This estimated value is only a snapshot in time.  Our new estimated value per share will not impact your annual distribution rate, which will stay at $0.50 per share.  With our cash flow from operations continuing to improve over 2010 results, we believe the current distribution rate is sustainable.

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Cash Distribution

We have enclosed your cash distribution equaling $0.04167 per share for the month of November 2011, paid at an annualized rate equal to $0.50 per share.  This equates to a 6.2 percent annualized yield on our current estimated per share value and our Distribution Reinvestment Plan purchase price of $8.03 and a 5 percent annualized yield on a share purchase price of $10.00.  If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Plan, a distribution statement is enclosed in lieu of a check.

Inland American Fast Facts

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As of 9/30/2011, the portfolio included 976 properties

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49 million sq. ft. of retail, industrial and office space, 9,790 multi-family units & 15,813 lodging rooms.

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Distributed over $1.8 billion to stockholders from cash flow, not from offering proceeds or financing proceeds.

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In 2009, the Inland Real Estate Group of Companies’ received the Torch Award for Ethics in the Marketplace from the Better Business Bureau of Chicago and Northern Illinois.

Third Quarter Financial Update Webcast Replay

On November 18th, Inland American conducted a webcast to discuss our results for third quarter.  A replay of this event is available on Inland American’s website at www.inlandamerican.com.  We encourage you to attend our future webcasts in 2012.

If you have any questions about your investment, please contact your financial advisor or Inland Customer Service at 800.826.8228.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Robert D. Parks	Brenda Gail Gujral
Chairman of the Board	President

Enclosure

cc:  Trustee

       Broker Dealer

       Financial Advisor

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.